                                                                      EXHIBIT 99
NEWS                                                          LIBBEY INC.
BULLETIN                                                      300 MADISON AVE.
                                                              P.O. BOX 10060
                                                              TOLEDO, OH  43699
FROM:
FRB

THE FINANCIAL RELATIONS BOARD, INC.

FOR FURTHER INFORMATION:

     AT THE COMPANY:               AT THE FINANCIAL RELATIONS BOARD:
     KENNETH WILKES                JENIFER ESTABROOK           SUZY LYNDE
     VP/CFO & TREASURER            GENERAL INQUIRIES           ANALYST INQUIRIES
     (419) 325-2490                (312) 640-6787              (312) 640-6772

FOR IMMEDIATE RELEASE
FRIDAY, JANUARY 9, 1998


                     LIBBEY ESTIMATES 4TH-QTR NET INCOME OF
                            $0.55 TO $0.60 PER SHARE;
             CITES DISAPPOINTING RETAIL SALES AS CONTRIBUTING FACTOR


TOLEDO, OHIO, JANUARY 9, 1998--LIBBEY INC. (NYSE: LBY) announced today that it expects net income for the fourth quarter ended December 31, 1997, to be between 55 and 60 cents per share. Despite the lower than expected performance, Libbey's goal of double-digit net income growth remains in place for 1998. The company expects to announce earnings on or about February 4, 1998.

The company cited the primary factor adversely affecting the quarter was disappointing sales to retail customers late in the Christmas selling season, which included a less profitable mix of products sold. Other factors included higher than expected costs in the company's factory and distribution operations.

John F. Meier, chairman and chief executive officer, commenting on the company's performance, said, "While we expect total company sales to increase for the quarter, sales to select mass merchants were adversely affected by tighter control over inventories by retailers and less promotional activity as compared to the 1996 Christmas season. The World Tableware acquisition and Vitrocrisa, a joint venture, are meeting our expectations and were a bright spot in the quarter. We expect these recent acquisitions will continue to provide growth opportunities in 1998 In addition, we saw a continued gradual improvement in sales to the foodservice industry in the quarter."

LIBBEY INC.
ADD -1-

Commenting on the outlook for the company, Meier added, "We recognize that improvements in sales and profits in our core glassware business are key to meeting our financial objectives. We also expect Syracuse China to realize greater profits from its improving sales performance. Plans are in place to address these issues and our goal of double-digit net income growth remains in place for 1998."

Certain of the above information is forward-looking and as such, only reflects the company's best assessment at this time. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. For a discussion of factors that may affect actual results, investors should refer to the Company's Securities and Exchange Commission reports, including but not limited to, Exhibit 99 to the Annual Report on Form 10-K for the year 1996.



Libbey Inc.:
   -   is the largest producer of glass tableware in North America;
   -   is a leading producer of tabletop products for the foodservice industry;
   -   exports to more than 100 countries; and,
   - provides technical assistance to glass tableware manufacturers around the world.

Based in Toledo, Ohio, the company operates glass tableware manufacturing plants in California, Louisiana, Ohio and Ontario, Canada. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Through its Syracuse China subsidiary, the company designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for the foodservice industry in the United States. Through its World Tableware subsidiary, the company imports and sells a full-line of metal flatware and hollowware and an assortment of ceramic dinnerware and other tabletop items, principally for the foodservice industry in the United States. In 1996, its net sales totaled $398 million.


   FOR FURTHER INFORMATION REGARDING LIBBEY INC., FREE OF CHARGE VIA FAX,
                DIAL 1-800-PRO-INFO AND USE TICKER SYMBOL "LBY."



                                      -30-